Exhibit 10.7
MEAD JOHNSON NUTRITION COMPANY
SENIOR EXECUTIVE PERFORMANCE INCENTIVE PLAN
(As Amended and Restated Effective as of January 1, 2015)
1.History and Purpose. Mead Johnson Nutrition Company, a Delaware corporation (together with its successors and assigns, the “Company”), previously established the Mead Johnson Nutrition Company 2009 Senior Executive Performance Incentive Plan (the “Plan”) to aid the Company in attracting, retaining, motivating and rewarding executive employees of the Company or its Affiliates by providing for Incentive Awards that will serve as an incentive to annual performance by executive employees who contribute materially to the success of the Company and its Affiliates. The Plan authorizes annual cash incentive awards that are intended to qualify as “performance-based compensation” that is tax deductible without limitation under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (“Performance-Based Compensation”); provided, however, that awards that are not Performance-Based Compensation may also be awarded hereunder. To the extent that any Incentive Awards granted hereunder are intended to constitute Performance-Based Compensation or may be settled in shares of Stock, such Incentive Awards shall be considered to be Awards granted pursuant to the Mead Johnson Nutrition Company Long-Term Incentive Plan (the “LTIP”). Incentive Awards hereunder that are intended to constitute Performance-Based Compensation are treated as Qualified Performance Awards under the LTIP. The Plan has been amended from time to time and the following provisions constitute an amendment, restatement and continuation of the Plan as in effect immediately prior to January 1, 2015. Effective as of January 1, 2015, the name of the Plan is hereby changed to “Mead Johnson Nutrition Company Senior Executive Performance Incentive Plan”.
2.    Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:
(a)    “Affiliate” shall have the meaning set forth in the LTIP.
(b)    “Board” means the Company’s Board of Directors.
(c)    “Change in Control” shall have the meaning set forth in the LTIP.
(d)    “Code” has the meaning specified in Section 1. References to any provision of the Code shall include all regulations and other guidance of general applicability thereunder.

(e)    “Committee” shall have the meaning set forth in the LTIP. The Committee shall have the same authorities and duties with respect to this Plan as it has with respect to the LTIP.
(f)    “Covered Employee” shall mean a “covered employee,” within the meaning of Code Section 162(m).
(g)    “Incentive Award” means, with respect to any Participant, for any Performance Period, the amount of the Target Opportunity for that Participant for the Performance Period that has been earned and that is payable with respect to the Participant in accordance with the terms of the Plan.
(h)    “Participant” means a person who has been granted a Target Opportunity or Incentive Award under the Plan that remains outstanding.
(i)    “Performance Period” means a calendar year or such other period which is the measurement period for determining the Target Opportunity.
(j)    “Stock” shall have the meaning set forth in the Incentive Pan.
(k)    “Target Opportunity” means, with respect to any Participant, the target amount of an Incentive Award that the Participant potentially may earn in respect of a specified Performance Period, determined by the Committee. Any Target Opportunity that is intended to constitute Performance-Based Compensation shall be determined in accordance with Code Section 162(m). A Target Opportunity is a conditional right to receive an Incentive Award.
3.    Granting of Target Award Opportunities and Earning of Incentive Awards.
(a)    Granting of Target Award Opportunities. The Committee shall select the employees of the Company and its Affiliates who will be eligible to participate in the Plan for each Performance Period. The intent is that, for each Performance Period, the Company’s Chief Executive Officer, any other executive employee of the Company who is reasonably expected to be or become a Covered Employee for the Performance Period and any other employee of the Company who the Committee selects for participation in the Plan for the Performance Period will participate in the Plan for such Performance Period. No later than the date which is the earlier of (i) ninety (90) days after the beginning of the applicable Performance Period or (ii) the time twenty-five percent (25%) of such Performance Period has elapsed (as scheduled in good faith at the time the Target Opportunity is established), and in any event provided that the outcome is substantially uncertain at the time the Target Opportunity is established, the Committee will specify, for each Participant, the Participant’s Target Opportunity. Target Award Opportunities will be denominated in cash and Incentive Awards will be payable in cash;

provided, however, that the Committee may denominate a Target Opportunity in shares of Stock or other awards under the LTIP or provide for payment of a Stock denominated Target Opportunity in shares of Stock. Any shares of Stock relating to Target Award Opportunities granted under the Plan shall be counted against the share reserve available under the LTIP and no separate pool of shares is reserved for issuance under this Plan.
(b)    Additional Participants and Granting of Target Opportunity During a Performance Period. At any time during a Performance Period, the Committee may select a new employee or a newly promoted employee to participate in the Plan for that Performance Period and/or grant to any such Participant a Target Opportunity (or additional Target Opportunity) for such Performance Period or a future Performance Period. In determining the amount of the Target Opportunity for such Participant under this Section 3(b), the Committee, in its sole and absolute discretion, may take into account the portion of the Performance Period already elapsed, the performance achieved during such elapsed portion of the Performance Period, and such other considerations as the Committee may deem relevant.
(c)Determination of Incentive Award. During the year following a Performance Period, within a reasonable time after the end of such Performance Period and after financial results for the Performance Period have become available (but not later than March 15th of the year following the Performance Period for any portion of an Incentive Award for which the substantial risk of forfeiture lapsed during the Performance Period), the Committee will determine the extent to which each Participant’s Target Opportunity for the Performance Period has been earned and the amount of the Incentive Award payable with respect to such Participant related to the Target Opportunity for such Performance Period. The Committee may, in its sole and absolute discretion, increase or decrease the amount of an Incentive Award or cancel an Incentive Award, but may not exercise discretion to increase any amount payable to a Covered Employee if such increase would cause the amount payable under the related Target Opportunity to exceed the amount actually earned based on the performance of the applicable Business Criteria and satisfaction of the performance targets applicable to such Target Opportunity. Unless otherwise specifically determined by the Committee (or as otherwise specifically provided under a separate agreement, plan or policy conferring rights on the Participant), the Incentive Award shall be deemed earned and vested only at the time, and to the extent, that the Committee makes the determination pursuant to this Section 3(c) and only with respect to a Participant who remains employed by the Company and its Affiliates at the time of the determination, and no Participant has a legal right to receive an Incentive Award until such determination has been made.
(d)Written Determinations. Determinations by the Committee under this Section 3, including Target Award Opportunities and the amount of any Incentive Award earned shall be recorded in writing. With regard to Incentive Awards to Covered Employees, the

Committee will certify, in a manner conforming to applicable regulations and other applicable guidance under section 162(m) of the Code, prior to payment of each such Incentive Award granted to a Covered Employee, that the Incentive Award (and any related Target Opportunity) has been earned and other material terms upon which earning of the Incentive Award was conditioned, including the applicable Business Criteria and whether and to what extent the applicable performance targets have been satisfied.
(e)Other Terms of Target Award Opportunities and Incentive Awards. Subject to the terms of this Plan, the Committee may specify the circumstances under which Target Award Opportunities and Incentive Awards shall be paid or forfeited in the event of a Change in Control, termination of employment or other event prior to the end of a Performance Period or payment of an Incentive Award, taking into account the requirements of section 162(m) of the Code, if applicable. All Incentive Awards under the Plan are subject to the Company’s recoupment or clawback policies as in effect from time to time.
(f)Adjustments. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including performance-based awards and performance goals and the level of satisfaction thereof in respect of Business Criteria, and any hypothetical funding pool relating thereto) in recognition of (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (iii) the effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, (iv) acquisitions and dispositions of businesses and assets, and (v) other unusual or extraordinary charges or items affecting the Company or any of its Affiliates or other business unit, or the financial statements of the Company or any of its Affiliates, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company or any of its Affiliates or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant. Notwithstanding the foregoing, no such adjustment shall be authorized or made if and to the extent that the existence of such authority, or the exercise thereof, would cause any Qualified Performance Award granted under the Plan to fail to qualify as Performance-Based Compensation.
4.    Settlement of Incentive Awards.
(a)    Settlement of Incentive Award. Subject to the terms and conditions of the Plan, any Incentive Award shall be paid and settled by the Company promptly after the date of determination by the Committee under Section 3(c) hereof but in no event later than March 15th of the year following the end of the Performance Period to which the Incentive Award relates. Notwithstanding the foregoing, the Committee may, in its discretion, determine that settlement of any portion of an Incentive Award may be or will be deferred in accordance with such terms and conditions (not inconsistent with Code Section 409A) as determined by the Committee.
(b)    Tax Withholding. The Company and its Affiliates shall deduct from any payment in settlement of a Participant’s Incentive Award or from any other payment to the Participant, including wages, any Federal, state, or local withholding or other tax or charge which is then required to be deducted under applicable law with respect to the Incentive Award. If any Incentive Award is to be settled by delivery of Stock, the Company may, at its election, withhold shares to cover such withholding taxes. Participants may elect to have the deduction of taxes cover the amount of any applicable tax payable by the Participant in excess of the mandatory withholding tax, with such incremental tax determined on the basis of the highest marginal tax rate applicable to such Participant, except that if shares of Stock are to be withheld, such shares may be withheld only to the extent of the mandatory withholding taxes.
(c)    Non-Transferability. A Target Opportunity, any resulting Incentive Award and any other right hereunder shall be non-assignable and non-transferable, and shall not be pledged, encumbered, or hypothecated to or in favor of any party or subject to any lien, obligation or liability of the Participant to any party other than the Company or any of its Affiliates.
5.    Additional Forfeiture Provisions Applicable to Incentive Awards. Incentive Awards shall be subject to the Company’s policy providing that the Company will, to the extent permitted by governing law, require reimbursement of any bonus paid to executive officers and certain other officers where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) in the Committee’s Board’s view the Participant engaged in misconduct that caused or partially caused the need for the restatement, and (iii) a lower payment would have been made to the Participant based upon the restated financial results. In each such instance, the Company will seek to recover the Participant’s entire Incentive Award for the relevant period, plus a reasonable rate of interest. Any successor or additional policy in effect at the date an Incentive Award is determined shall apply to such Incentive Award.
6.    General Provisions.
(a)Changes to the Plan. The Committee may at any time amend, alter, suspend, discontinue or terminate this Plan, and such action shall not be subject to the approval of the Company’s stockholders or Participants; provided, however, that any amendment to the Plan beyond the scope of the Committee’s authority shall be subject to the approval of the Board; provided further, that any amendment to the Plan shall be subject to stockholder approval if and to the extent required so that Target Award Opportunities and Incentive Awards under the Plan can continue to qualify as Performance-Based Compensation, and provided further, that, without the consent of the Participant, no such action shall materially impair the rights of a Participant with respect to an Incentive Award as to which the Committee no longer retains a right to exercise negative discretion to eliminate the payment in settlement of the Incentive Award.
(b)Participant Acceptance of Plan and Incentive Award Terms. By accepting any Incentive Award or other benefit under the Plan, a Participant and each person claiming under or through him or her shall be conclusively deemed to have accepted, ratified and consented to any action taken or made under the Plan by the Company, the Board, the Committee or any other committee appointed by the Board, and to have agreed to all terms and conditions under the Plan and otherwise specified in connection with such Incentive Award.
(c)Code Section 162(m). Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with the applicable requirements of Code Section 162(m) so as to ensure the deductibility by the Company of payments in settlement of Incentive Awards to Covered Employees.
(d)Nonexclusivity of the Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Company, Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant or non-participating employee, including authorization of annual incentives under other plans and arrangements.
(e)No Right to Continued Employment. Neither the Plan, its adoption, its operation, nor any action taken under the Plan shall be construed as giving any employee the right to be retained or continued in the employ of the Company or any of its Affiliates, nor shall it interfere in any way with the right and power of the Company or any of its Affiliates to dismiss or discharge any employee or take any action that has the effect of terminating any employee’s employment at any time.
(f)Severability. The invalidity of any provision of the Plan or a document hereunder shall not be deemed to render the remainder of this Plan or such document invalid.
(g)Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that such successor may replace the

Plan with a Plan substantially equivalent in opportunity and achievability, as determined by a nationally recognized compensation consulting firm, and covering the persons who were Participants at the time of such succession. Any successor and the ultimate parent company of such successor shall in any event be subject to the requirements of this Section 6(g) to the same extent as the Company. Subject to the forgoing, the Company may transfer and assign its rights and obligations hereunder.
(h)Governing Law. The validity, construction, and effect of the Plan and any rules and regulations or document hereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be determined in accordance with the laws of the State of Illinois, without giving effect to conflict of law principles; provided, however, that to the extent any Stock is issued in accordance with the Plan, the laws of the State of Delaware, without giving effect to conflict of law principles, shall apply.
(i)Effective Date of Plan; Termination of Plan. The Plan, as amended and restated, is effective as of January 1, 2015. The Plan will terminate at such time as may be determined by the Committee or the Board.

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